Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of River Financial Corporation of our report dated March 19, 2019, relating to our audit of the consolidated financial statements of River Financial Corporation for the year ended December 31, 2018. We also consent to the reference of our firm as it appears under the caption “Experts.”

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

August 21, 2019